Samaritan’s HIV Drug Granted IND from FDA

Samaritan Expects SP-6310 Study to Confirm Significant Positive Results of a Previously Conducted Phase I/II

•	Improvement in Immune Function

•	Improvement of Quality of Life

LAS VEGAS—(BUSINESS WIRE)—Samaritan Pharmaceuticals (OTCBB:SPHC) (http://www.samaritanpharma.com), a biopharmaceutical company committed to commercializing new innovative therapeutic drugs, announced that it has filed an IND (Investigational New Drug) application for SP-6310 in the treatment of HIV-infected patients with abnormal cortisol levels. Following discussions and protocol agreement with U.S. Food and Drug Administration (FDA), Samaritan will conduct an 8-week Phase II clinical study with SP-6310 in HIV-infected patients with abnormal cortisol levels while on antiretroviral therapy. Samaritan expects that the results of this study will confirm the positive results found in a previously conducted Phase I/II.

It has been hypothesized that HIV-associated disregulation of cortisol may play a role in the pathophysiology of AIDS, including modulation of cell-mediated immunity. Experimental evidence suggests that cortisol and its receptors are critically involved at some level in the regulation of immune function in HIV infection. Abnormal levels of cortisol and DHEA (Dehydroepiandrosterone) may switch the predominant immune response to HIV from TH1 to TH2 type responses and may be immunosuppressive as well. Therefore, treatment with a cortisol-modulating agent may improve immune function as well as quality of life in HIV-infected patients. Clinical study data shows that SP-6310, given orally, modulates cortisol levels in HIV-infected patients and, therefore, represents a potential therapy for the normalization of both low and high urinary cortisol levels in HIV-infected patients while on antiretroviral therapy.

Dr. Janet Greeson, Chief Executive Officer of Samaritan commented, “SP-6310 was born out of Samaritan’s intrinsic desire to bring significantly beneficial, affordable, first- and second-line treatment regimens to all suffering HIV patients, including those in the developing world. We believe SP-6310 has robust promise to do so.”

About Samaritan Pharmaceuticals

“Transforming Today’s Science Into Tomorrow’s Cures...”

Samaritan Pharmaceuticals is an entrepreneurial biopharmaceutical company committed to bringing innovative life-saving drugs to patients suffering with Alzheimer’s disease; cancer; cardiovascular disease, HIV, and Hepatitis C; as well as, commercializing branded revenue-generating products in Greece and Eastern European countries. Our commercialization business model focuses on achieving growth and maximizing value for the benefit of our investors.

Marketed Products

Samaritan has distribution rights to sell specialty pharmaceutical products such as, Amphocil from Three Rivers Pharmaceuticals, Elaprase and Replagal from Shire Pharmaceuticals, Infasurf from Ony, Inc, Erwinase, Kidrolase, and the Rapydan pain patch from EUSA, Mepivamol, Methadone, Morphine Sulphate, Naloxone, Naltrexone, Oramorph and Pethidine from Molteni Farmaceutici and Abioklad from Abiogen Pharma.

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Disclaimer

The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings, and website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-K filed April 14, 2008. The company undertakes no duty to update forward-looking statements.